EXHIBIT 99.1

SYSCO Corporation                               NEWS RELEASE
1390 Enclave Parkway                            ------------
Houston, Texas 77077-2099
(281) 584-1390
                                                           FOR MORE INFORMATION
FOR IMMEDIATE RELEASE                           CONTACT:   John Palizza
                                                           Assistant Treasurer
                                                           281-584-1308

        SYSCO INCREASES EARNINGS PER SHARE 9.5% FOR FISCAL THIRD QUARTER

     HOUSTON, APRIL 24, 2002 -- SYSCO Corporation (NYSE: SYY), North America's largest foodservice marketer and distributor, today announced diluted earnings per share of $0.23 for the third quarter of fiscal year 2002 that ended March 30, 2002, a 9.5 percent increase above the $0.21 earned during the same quarter in fiscal 2001. Sales for the third quarter rose 5.2 percent, and were $5.6 billion versus $5.3 billion in the same period last year. Net earnings for the same period were up 8.6 percent, or $151.4 million compared to $139.4 million last year.

     Diluted earnings per share for the 39 weeks of fiscal 2002 increased 12.9 percent to $0.70, compared to $0.62 for the same period last year. Net earnings for the nine months of fiscal 2002 increased 12.1 percent to $473.9 million compared with $422.7 million a year earlier. Sales for the first three quarters of fiscal 2002 were $17.0 billion, a gain of 6.5 percent in comparison to sales of $16.0 billion for the comparable period the previous year. Broadline sales were $4.6 billion for the third quarter and $14.0 billion for the 39-week period, while SYGMA sales were $648.9 million and $2.0 billion, respectively, for the quarter and nine months.

     Marketing associate-served sales as a percentage of broadline sales increased by two percentage points for the third quarter, or 54.9 percent compared to 52.9 percent for the same period last year. Sales of SYSCO Brand items represented 55.9 percent of broadline marketing associate-served sales in the third quarter compared to the 53.5 percent posted last year.

     Marketing associate-served sales in the broadline companies increased approximately 7.6 percent for the quarter compared to 6.7 percent in the second quarter of fiscal 2002. Real sales growth for the third quarter, after accounting for inflation of 1.0 percent and acquisitions of 1.5 percent, was 2.7 percent. This represents a two-percentage point increase compared to the 0.7 percent registered in the second quarter of fiscal 2002.

     Charles H. Cotros, SYSCO's chairman and chief executive officer, said, "I am pleased with the performance of our businesses. The strength of our third quarter performance was our ability to assist marketing associate-served foodservice operators. Despite the softness our industry has experienced, we continued to grow in this area. While these customers are more expensive to service, the long-term benefits of our customer service commitment will bode well for us in the future."

     Richard J. Schnieders, SYSCO's president and chief operating officer, said, "Last year's fiscal third quarter was one of the strongest quarters in our history, producing a 40.0 percent earnings per share increase over the prior year period. Despite the comparison to exceptional results last year, earnings per share for the third quarter this year were strong and represented the 104th consecutive quarter of such increases, the result of tenaciously following sound strategies, including higher sales of SYSCO Brand items."


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


     Mr. Schnieders also remarked that SYSCO's fold-out and acquisition activity during the recently completed quarter provide him with a heightened level of optimism for the future. Our presence in Canada was strengthened by the addition of SERCA, and one of the many opportunities that acquisition provides is the ability to bring the quality and performance of SYSCO Brand products to thousands more Canadian foodservice operators. In addition, our Columbia, South Carolina fold-out began operations during the third quarter and a Las Vegas, Nevada facility is on schedule to begin shipping products in the first quarter of fiscal 2003. Industry sources project that foodservice sales in both of those regions should be above the national average. While fold-outs are very beneficial to the long-term growth of SYSCO, these operations do increase operating expenses in the short-term."

     In concluding his remarks, Mr. Schnieders commented, "We believe that our strategies are well-developed, that our systems contribute to improving efficiencies and that we are firmly positioned to take advantage of opportunities in all the various markets we serve."

     SYSCO is the largest foodservice marketing and distribution organization in North America. Generating sales of approximately $22.6 billion for calendar year 2001, the company provides products and services to about 400,000 customers, including restaurants, healthcare and educational facilities, lodging establishments and other foodservice operations. The SYSCO marketing and distribution network, supported by more than 46,000 employees, currently extends throughout the entire United States and Canada. For more information about SYSCO, visit the company's home page at www.sysco.com.

Forward-Looking Statements
Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding implementation, timing and expected impact of "fold-out" operations and acquisitions, foodservice industry growth, sales trends, long-term benefits of customer service initiatives and SYSCO's future prospects. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to general economic conditions, including the current economic environment; SYSCO's leverage and debt risks; the successful completion of acquisitions and integration of acquired companies; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; and internal factors such as the ability to control expenses. In addition, the decision to pursue acquisitions and "fold-outs" could vary due to construction schedules and the timing of other expenditures, while the implementation and timing of "fold-out" operations and acquisitions could be impacted by competitive conditions, labor issues, weather, satisfactory completion of due diligence, ability to obtain regulatory approvals and other matters. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 as filed with the Securities and Exchange Commission.



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The  comparative  financial  data for the third quarter of fiscal years 2002 and
2001 are summarized below.

($000 omitted except for per share data)

                                                              FOR THE 13-WEEK PERIOD ENDED
                                                 ---------------------------------------------------
                                                       MARCH 30, 2002              MARCH 31, 2001
                                                 -----------------------     -----------------------
SALES                                                   $ 5,620,324                     $ 5,344,496
Costs and expenses
    Cost of sales                                         4,510,059                       4,301,029
    Operating expenses                                      851,668                         800,156
    Interest expense                                         14,318                          18,498
    Other, net                                                 (877)                           (879)
                                                 -----------------------     -----------------------
TOTAL COSTS AND EXPENSES                                  5,375,168                       5,118,804
                                                 -----------------------     -----------------------

EARNINGS BEFORE INCOME TAXES                                245,156                         225,692
Income taxes                                                 93,772                          86,327
                                                 -----------------------     -----------------------
NET EARNINGS                                             $  151,384                       $ 139,365
                                                 =======================     =======================

BASIC EARNINGS PER SHARE                                   $   0.23                        $   0.21
                                                 =======================     =======================
DILUTED EARNINGS PER SHARE                                 $   0.23                        $   0.21
                                                 =======================     =======================

BASIC AVERAGE SHARES OUTSTANDING                        661,144,231                     666,107,144
                                                 =======================     =======================
DILUTED AVERAGE SHARES OUTSTANDING                      672,528,949                     677,731,150
                                                 =======================     =======================


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


The comparative financial data for the first 39 weeks of fiscal years 2002 and 2001 are summarized below.

($000 omitted except for per share data)

                                                                        FOR THE 39-WEEK PERIOD ENDED
                                                           ---------------------------------------------------
                                                               MARCH 30, 2002                  MARCH 31, 2001
                                                           -----------------------     -----------------------
TOTAL SALES                                                       $17,039,968                     $15,995,200
Costs and expenses
    Cost of sales                                                  13,675,331                      12,874,800
    Operating expenses                                              2,552,479                       2,383,327
    Interest expense                                                   46,695                          53,933
    Other, net                                                         (1,936)                         (1,466)
                                                           -----------------------     -----------------------
TOTAL COSTS AND EXPENSES                                           16,272,569                      15,310,594
                                                           -----------------------     -----------------------

EARNINGS BEFORE INCOME TAXES                                          767,399                         684,606
Income taxes                                                          293,530                         261,862
                                                           -----------------------     -----------------------
    NET EARNINGS                                                   $  473,869                       $ 422,744
                                                           =======================     =======================

BASIC EARNINGS PER SHARE                                            $    0.71                        $   0.64
                                                           =======================     =======================
DILUTED EARNINGS PER SHARE                                          $    0.70                        $   0.62
                                                           =======================     =======================

BASIC AVERAGE SHARES OUTSTANDING                                  663,289,299                     664,748,107
                                                           =======================     =======================
DILUTED AVERAGE SHARES OUTSTANDING                                675,028,798                     676,663,476
                                                           =======================     =======================



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